Exhibit 4.1

AMENDMENT NO. 1 TO

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment”) is dated as of July 11, 2018 (the “Effective Date”) and amends that certain Stockholder Protection Rights Agreement, dated as of November 30, 2015 (the “Rights Agreement”), as amended, by and between CA, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of July 11, 2018 (the “Merger Agreement”), with Broadcom Inc. (“Parent”) and Collie Acquisition Corp. (“Merger Sub”), pursuant to which, among other things, and subject to the terms and conditions of the Merger Agreement, (a) Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving Company (the “Surviving Company”) and a direct or indirect wholly owned subsidiary of Parent, (b) each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than any Remaining Shares, Converted Shares, Dissenting Shares or Company Restricted Shares (each as defined in the Merger Agreement), will be automatically converted into and thereafter represent the right to receive the Merger Consideration (as defined in the Merger Agreement) and (c) immediately prior to the Effective Time (as defined in the Merger Agreement), the Company will issue and sell to Parent the Treasury Shares (as defined in the Merger Agreement);

WHEREAS, prior to the execution and delivery of the Merger Agreement, pursuant to resolutions adopted on July 11, 2018 (the “Board Resolutions”), the board of directors of the Company (the “Board”) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Sale (as defined in the Merger Agreement) and the Merger;

WHEREAS, pursuant to, and in accordance with, Section 5.4 of the Rights Agreement, (i) prior to the Flip-in Date, the Company and the Rights Agent may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights, and (ii) the Rights Agent is obligated to duly execute and deliver any supplement or amendment to the Rights Agreement requested by the Company in writing, provided, that the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment complies with the terms of the Rights Agreement;

WHEREAS, pursuant to, and in accordance with, Section 2.11(e) of the Rights Agreement, and by accepting any Rights, each holder of Rights has consented and agreed that the Rights Agreement may be supplemented or amended from time to time in accordance with its terms;

WHEREAS, prior to the execution and delivery of this Amendment, no Flip-in Date has occurred;

WHEREAS, pursuant to the Board Resolutions, and in connection with entering into the Merger Agreement and the execution and delivery of the Voting Agreement, the Board has unanimously determined that an amendment to the Rights Agreement is advisable, fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with the terms of the Rights Agreement, including Section 5.4 thereof; and

WHEREAS, the Rights Agent is hereby requested and directed to execute and deliver to the Company this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

A. Section 1.1 of the Rights Agreement is hereby amended by adding the following additional definitions, each to be included in alphabetical order with all other definitions contained in Section 1.1 of the Rights Agreement:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 11, 2018, by and among Parent, Merger Sub and the Company.

“Merger Sub” has the meaning ascribed to such term in the Merger Agreement.

“Parent” has the meaning ascribed to such term in the Merger Agreement.

“Sale” has the meaning ascribed to such term in the Merger Agreement.

“Transactions” has the meaning ascribed to such term in the Merger Agreement.

“Voting Agreement” has the meaning ascribed to such term in the Merger Agreement.

B. The following is added as a new Section 5.20 of the Rights Agreement:

“5.20 Exception for Merger Agreement and Voting Agreement. Notwithstanding anything to the contrary in this Agreement, none of (a) the approval, execution, delivery or performance of the Merger Agreement and/or the Voting Agreement, or (b) the consummation of the Sale, the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement shall (i) result in the occurrence of a Separation Time, Flip-in Date, or Stock Acquisition Date, or in any way permit any Rights to be exercised pursuant to Section 2.3, or otherwise, for consideration or exchanged pursuant to Section 3.1, or otherwise in any respect give rise to any provision of this Agreement becoming effective; (ii) constitute a Flip-Over Transaction or Event, Qualifying Offer within the meaning of Rule 14d-2(a) under the Exchange Act, or any other event described in Section 5.1; (iii) cause any of Parent, Merger Sub or their respective Affiliates or Associates (each, a “Parent Exempt Person”) to be deemed to be, and no Parent Exempt Person shall be, an “Acquiring Person” for any purpose in this Agreement; or (iv) cause any officer, director or employee of any Parent Exempt Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “beneficially own” any securities that are “beneficially owned” by a Parent Exempt Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the Voting Agreement, or the consummation of the Sale or the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement. Notwithstanding anything to the contrary in this Agreement, the Expiration Time shall be deemed to have occurred as of immediately prior to the Effective Time and, at such time, without any further action by the Rights Agent, the Company, Parent, Merger Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4. Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

5. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts entered into, made within, and to be performed entirely within such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

CA, INC.

By:	/s/ Ava Hahn
Name:	Ava Hahn
Title:	Executive Vice President, General Counsel and Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathleen Whelply
Name:	Kathleen Whelply
Title:	Manager

[Signature Page to Amendment No. 1 to Stockholder Protection Rights Agreement]